Exhibit 99.1
N e w s   R e l e a s e

Contact:      Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES
THIRD QUARTER DIVIDEND
     NASHVILLE, Tennessee, October 23, 2007 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended September 30, 2007. This dividend, in the amount of $0.385 per share, is payable on December 3, 2007 to shareholders of record on November 15, 2007.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of June 30, 2007, excluding assets classified as held for sale, the Company had investments of approximately $1.6 billion in 178 real estate properties and mortgages, including investments in unconsolidated limited liability companies. The Company’s 173 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 24 states, totaling approximately 10.6 million square feet. The Company provides property management services to approximately 7.3 million square feet nationwide.
In addition to the historical information contained within, the matters in this press release contain forward-looking statements related to future dividend payments that involve risks and uncertainties. These risks are discussed in greater detail in filings with the SEC by
Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Risk
Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
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